Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

January 31, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Bergio International, Inc.

Fairfield, New Jersey

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-1, Registration Statement Under the Securities Act of 1933, filed by Bergio International, Inc. of our report dated March 28, 2011, relating to the financial statements of Bergio International, Inc., a Delaware Corporation, as of and for the years ending December 31, 2010 and 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan